EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs Trust of our report dated January 26, 2022, relating to the financial statements and financial highlights of the Goldman Sachs Financial Square Government Fund, which appear in the Fund’s Annual Report on Form N-CSR for the period ended November 30, 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 19, 2022